SECOND AMENDMENT TO AND
ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO AND ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT (this “Second Amendment”) is made and entered into as of June 21, 2010, by and among FH Enterprises, Inc., a Delaware corporation (“FHE”), JBA Associates, Inc., a New Jersey corporation (“JBA”), the four individual holders of all of JBA’s voting securities (the “Majority Stockholders”), namely Leonia Rodrigues, Jacob Schnoor, Carl Veith and Jonathan Sachs, and Kingsway America Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, FHE, ACG, JBA and the Majority Stockholders entered into that certain Purchase Agreement dated as of June 2, 2010 (the “Purchase Agreement”); and
WHEREAS, FHE, ACG, JBA and the Majority Stockholders entered into that certain Amendment to Purchase Agreement dated as of June 14, 2010; and
WHEREAS, FHE, ACG, Buyer, JBA and the Majority Stockholders desire to further amend certain provisions of the Purchase Agreement as set forth herein; and
WHEREAS, FHE and ACG desire to assign their rights, interests and obligations under the Purchase Agreement, as amended, to Buyer; and
WHEREAS, Buyer desires to assume the rights, interests and obligations of FHE and ACG under the Purchase Agreement, as amended; and

WHEREAS, as of January 1, 2007, JBA entered into those certain Stock Redemption Agreements with each of Jay Perlin (“Perlin”) and Robert Sachs (“Sachs”) (collectively the “Former Stockholders”) whereby JBA redeemed the shares of JBA owned by the Former Stockholders by the issuance of Promissory Notes, each dated January 1, 2007, to Perlin and Sachs, respectively, to evidence the obligation of JBA respecting the redemption (“Redemption Obligation”); and
WHEREAS, JBA, Buyer, and the Former Stockholders have entered into that certain Settlement Agreement and Release dated as of June 21, 2010 (the “Settlement Agreement”) whereby JBA, immediately after the Closing, will pay the Former Stockholders the sum of Four Million Sixty Two Thousand Five Hundred Dollars ($4,062,500.00) (the “Settlement Amount”) in full satisfaction of the Redemption Obligation; and
WHEREAS, to provide the funds to JBA to pay the Settlement Amount, Buyer, immediately following the Closing, will contribute Four Million Sixty Two Thousand Five Hundred Dollars ($4,062,500.00) to the capital of JBA (the “Capital Contribution”).
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Amendments. The Purchase Agreement is hereby further amended as follows:
(a)    Section 2.02 is hereby deleted in its entirety and replaced with the following:
“In consideration for the acquisition in accordance with the 100% Purchase Option, at Closing Buyer shall pay to the Majority Stockholders by wire transfer, pro rata in relation to the respective ownership of JBA, an aggregate amount of Twelve Million One Hundred Eighty Seven Thousand Five Hundred Dollars

($12,187,500.00) (the “Purchase Price”), which was calculated as follows: (i) Twelve Million Five Hundred Thousand Dollars ($12,500,000) plus, (ii) the total capital of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) as reported on the pro forma closing balance sheet (“Proforma Closing Balance Sheet”) attached hereto as Schedule 2.02 minus, (iii) the sum of Four Million Sixty Two Thousand Five Hundred Dollars ($4,062,500.00) constituting the Settlement Amount. The Proforma Closing Balance Sheet is based upon the May 31st, 2010 unaudited financial statements together with anticipated June, 2010 results calculated on the accrual method of accounting.

It is the intent of the parties to adjust the Purchase Price post closing to reflect any reduction between the capital reported on the audited June 30, 2010 balance sheet (prepared at the expense of the Buyer) and the capital reported on the Proforma Closing Balance Sheet. The calculation of actual capital as of June 30, 2010 as reflected on the audited financial statement shall exclude any recognition of the Settlement Amount and the Capital Contribution. To accommodate the scheduled Closing on June 21, 2010 with a subsequent accounting effective date of June 30, 2010, One Million Five Hundred Thousand Dollars ($1,500,000) of the Purchase Price and Five Hundred Thousand Dollars ($500,000.00) of the Settlement Amount will be held in escrow at Closing by Coughlin Duffy LLP (the “Escrow Agent”). The Escrow Agent shall hold and release such funds to the Majority Stockholders, the Former Stockholders and/or the Buyer, as applicable, in accordance with the Escrow Agreement among the Majority Stockholders, the Former Stockholders and the Buyer to be dated as of the Closing and in the form of Exhibit 2.02 attached hereto.

Immediately following the Closing, the Buyer will make the Capital Contribution to JBA by wire transfer and will cause JBA to pay the Settlement Amount by wire transfer to the Former Stockholders and the Escrow Agent as provided above.”
(b)    Section 2.05    85% Purchase Option, Section 2.06 USCIS Approval, Subsection 3.03(b), Subsection 3.06(k), and Subsection 3.07(d) are each hereby deleted in their entirety.
(c)    Section 4.01(a) is hereby amended by adding the following thereto:
“The authorized capital stock of JBA consists of 5,000 shares of common stock. On the date hereof, 100 shares of common stock are issued and outstanding. All of the outstanding stock has been duly authorized, is validly issued, fully paid and nonassessable. On the date hereof, all of the outstanding stock is held of record by the Majority Stockholders. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require JBA to issue, sell, or otherwise cause to become outstanding any of its capital stock or securities convertible into or exchangeable for its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to JBA. JBA is not a party to, and there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any equity interests of JBA which will survive the Closing (as defined in this Purchase Agreement). JBA is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. JBA has not violated any foreign, federal or state securities laws in connection with the offer, sale or issuance of its capital stock. There are no bonds, debentures, notes or other indebtedness of JBA outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any Majority Stockholders of JBA may vote. JBA has no subsidiaries and owns no equity interests in any other entity.”
(d)    A new Section 4.04 is hereby added as follows:
“Each Majority Stockholder hereby severally represents and warrants only with respect to itself and not with respect to any other Majority Stockholder as of the date of this Purchase Agreement to Buyer as follows: Each Majority Stockholder has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Purchase Agreement and all of the other agreements and instruments contemplated hereby to which such Majority Stockholder is a party. Such Majority Stockholder’s execution, delivery and performance of this Purchase Agreement have been duly authorized by such Majority Stockholder, and no other act (corporate or otherwise) or proceeding on the part of such Majority Stockholder is necessary to authorize the execution, delivery or performance of this Purchase Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Each Majority Stockholder holds of record all of such Majority Stockholder’s stock, free and clear of any liens (other than the Former Stockholders’ security interests, which shall be released immediately after the Closing as a result of the payment of the Settlement Amount in full satisfaction of the Redemption Obligation to the Former Stockholders and restrictions on transfer arising under applicable federal, state or foreign securities laws). Such Majority Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any stock which will survive the Closing (other than that certain Stock Pledge Agreement with the Former Stockholders, which shall be terminated as described above). The assignments, endorsements, stock powers and other instruments of transfer delivered by such Majority Stockholder at the Closing will be sufficient to transfer such Majority Stockholder’s entire interest, legal and beneficial, in the stock (subject to the Former Stockholders’ security interests described above). Such Majority Stockholder has full power and authority to convey good and marketable title to all of the stock, and upon transfer to Buyer of the certificates representing such stock, Buyer will receive good and valid title to such stock, free and clear of all liens (except for the Former Stockholders’ security interests as described above).”
(e)    Buyer shall assume all of FHE’s and ACG’s rights, interests and obligations under the Purchase Agreement and any amendment thereto; provided, however, any obligation of FHE or ACG under Section 2.04 or Section 2.05 shall remain solely the obligation of FHE and ACG.
(f)    Section 7.01 shall be deleted in its entirety and the following substituted therefore:
“Section 7.01 Federal and State Taxes Prior to Closing. The Majority Stockholders shall be responsible for all tax obligations of JBA for all periods ending on or prior to Closing which responsibility shall continue for the applicable statute of limitations for any such tax plus sixty (60) days thereafter. A closing tax return will be filed in each jurisdiction where required and the Majority Stockholders and Buyer shall cooperate in the preparation and filing of such closing tax returns by JBA.
(g)    Section 7.03 shall be deleted in its entirety and the following substituted therefore:
“Section 7.03 Income Tax Matters. The Majority Stockholders and the Buyer will work together in making a timely election, and in taking any and all other actions necessary to effect such election, under Section 338(h)(10) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder and any corresponding elections under applicable foreign, state or local tax law (individually and collectively a “Section 338(h)(10) Election”) with respect to the purchase and sale of the JBA stock pursuant to this Purchase Agreement as amended. To this end, the Majority Stockholders will execute and deliver to Buyer such documents or forms as Buyer shall request or as are required by applicable tax law for an effective Section 338(h)(10) Election.

On or before August 31, 2010, the Majority Stockholders and the Buyer will agree on the allocation of the purchase price pursuant to the Section 338(h)(10) Election which will be based, in substantial part, on the audited June 30, 2010 balance sheet prepared in accordance with Section 2.02. Provided such allocation is reasonably supported by the audited June 30, 2010 balance sheet prepared in accordance with Section 2.02 and is generally in accordance with the Section 338(h)(10) Election, there will be allocated no less than Twelve Million Five Hundred Thousand Dollars ($12,500,000) to goodwill and other intangibles.”
(h)    Section 10.02 shall be deleted in its entirety and the following substituted therefore:
“Section 10.02 Addresses for Notices. For purposes of sending notices under this Agreement, the addresses of the parties are as follows:

As to Majority Stockholders:	c/o LEONIA RODRIGUES JBA Associates, Inc. Park 80 West 250 Pehle Avenue Suite 800 Saddle Brook, NJ 07663
Copy to:
As to JBA:	JBA Associates, Inc. Attn: President Park 80 West 250 Pehle Avenue Suite 800 Saddle Brook, NJ 07663
Copy to:	Kingsway America Inc. Attn: Scott D. Wollney 150 Northwest Point Boulevard Elk Grove Village, IL 60007
As to Buyer:	Kingsway America Inc. Attn: Scott D. Wollney 150 Northwest Point Boulevard Elk Grove Village, IL 60007
Copy to:	David Mendelsohn DLA Piper LLP 203 North LaSalle Chicago, IL 60601
As to ACG:	Paul A. Garcia, President Acer Capital Group, Inc. 18101 Von Karman Ave. Suite 330 Irvine, CA 92614
Copy to:	Bob Epstein, Esq. 3116 West North A Street San Diego, CA 92102
As to FHE:	Kenneth H. Winters, President FH Enterprises, Inc. 802 Windmere South Lake, TX 76092

(i)    Section 12.02 Entire Agreement is hereby amended by deleting the phrase “This writing, and the future documents contemplated by this Agreement,”

and substituting therefore:
“This Agreement, as amended through the Closing, and the instruments and deliveries contemplated hereby,”
(j)    A new Subsection 4.01(r) is hereby added as follows:
“(r) JBA has maintained its status as a Subchapter S corporation under the Internal Revenue Code since its formation.”
2.    Assignment and Assumption. In consideration of the assumption by Buyer of the Purchase Agreement, FHE and ACG hereby transfer and assign all of their rights, interests and obligations (except for those obligations specifically retained by ACG and FHE herein) into and under the Purchase Agreement, as amended, to Buyer and Buyer hereby accepts the transfer and assignment and assumes FHE and ACG’s rights, interests and obligations (except for those obligations specifically retained by ACG and FHE herein) under the Purchase Agreement, as amended, provided:
(a)    ACG shall be responsible for and shall pay when due the amounts owed to Gill and Roeser as referenced in Section 2.04 of the Purchase Agreement.
(b)    FHE and ACG, severally, represent and warrant to Buyer that neither has received any communication, oral or written, from JBA, the Majority Stockholders or any of the respective representatives, advising that, nor does any such party have knowledge that, any of the representations or warranties contained in the Purchase Agreement are untrue or inaccurate in any material respect, although FHE and ACG acknowledge that they received information about the guarantees contained in the attached Schedule 4.01(p).
(c)    ACG will remain fully responsible for the costs of the preparation of audited financial statements as provided in Section 2.05 of the Purchase Agreement.

3.    Representations. Each party hereto represents to the other parties hereto that: (i) the execution, delivery and performance of this Second Amendment by such representing party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which such representing party is a party or by which it is bound, and (ii) this Second Amendment constitutes the valid and binding obligation of such representing party, enforceable against such representing party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.
4.    Ratification. The provisions of the Purchase Agreement, as amended shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.
5.    Severability. Whenever possible, each provision of this Second Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Second Amendment or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under any applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Second Amendment.
6.    Counterparts. This Second Amendment may be executed in one or more counterparts (including by means of facsimile or pdf signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
7.    Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of laws principles that would cause any state’s laws, other than the laws of the State of New Jersey, to apply.
8.    No Strict Construction. The language used in this Second Amendment shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
9.    Release of Guarantees: The parties shall work in good faith to obtain the release of all of the personal guarantees described on Schedule 4.01(p) attached hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first written above.

ACER CAPITAL GROUP, INC.

By:        /s/ Paul Garcia
Name:        Paul Garcia
Title:        President

FH ENTERPRISES, INC.

By:        /s/ Kenneth H. Winters
Name:        Kenneth H. Winters
Title:        President

JBA ASSOCIATES, INC.

By:        /s/ Leonia Rodrigues
Name:        Leonia Rodrigues
Title:        President

By:__/s/ Leonia Rodrigues
Leonia Rodrigues, JBA Stockholder

By:__/s/ Jacob Shnoor
Jacob Schnoor, JBA Stockholder

By:_/s/ Carl Veith
Carl Veith, JBA Stockholder

By:__/s/ Jonathan Sachs
Jonathan Sachs, JBA Stockholder

KINGSWAY AMERICA INC.

By:    /s/ Scott D. Wollney
Name:    Scott D. Wollney
Title:    President